                                                                     Exhibit 3.5

                        AGREEMENT AND PLAN OF EXCHANGE

         AGREEMENT AND PLAN OF EXCHANGE ("Agreement"), dated as of the 1st day of July, 1999, by and between Tercero Corporation, a Nevada corporation ("Tercero"), and Press Realty Advisors, L.L.C., a Utah Limited Liability Corporation ("PRA").

                               Plan of Exchange

         The Plan of Exchange will consist of the acquisition by Tercero of all the assets, of whatever type or sort, of PRA in exchange for the issuance by Tercero to PRA of a total of 19,200,000 restricted shares of Tercero's common stock, having a par value of $.001, to be issued upon and subject to the terms and conditions of the Agreement hereinafter set forth.

         NOW, THEREFORE, in consideration of the promises and the mutual and dependent covenants hereinafter contained, the parties hereto represent, warrant, covenant, and agree as follows:

                                   ARTICLE I

         1.1 Agreement to Consummate Transactions. Subject to the terms and conditions of this Agreement, PRA and Tercero agree to consummate or cause to be consummated, the transactions contemplated by Sections 1.2 through 8.1 of the Agreement ("Transaction"), and agree that the consummation of each of the Transactions is conditional upon the consummation of each of the other Transactions.

         1.2 Closing. A meeting of the parties to the Agreement ("Closing") will take place at which time certificates, letters and other documents required by this Agreement will be delivered or exchanged. The Closing will take place at some convenient place and time as soon as practicable upon presentation of all the documents required hereby. This agreement shall be effective from and after July 1, 1999.

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         1.3   Consummation of Transactions. If at the Closing no condition exists which would permit any of the parties to terminate this Agreement, or a condition then exists and the party entitled to terminate because of that condition elects not to do so, then and thereupon Tercero and PRA will exchange the documents necessary to effect the transaction contemplated by this agreement.

         1.4 Acquisition of Assets. Upon, and subject to the terms and conditions herein stated, Tercero shall acquire from PRA, and PRA shall transfer, assign and convey to Tercero, all of its assets of whatever type or sort, including but not limited to (1) the right to use the name "Press Realty Advisors", (2) all its right, title and interests in one or more assumed business names of "DBA's", and all its right, title and interest in and to real property located at 1350 N. 2200 West and 3588 S. 7200 West, Salt Lake City, Utah. The foregoing real property interests will be accomplished by the delivery or assignments of existing Uniform Real Estate Contracts by which PRA has acquired the properties.

         1.5 Consideration, Issuance and Delivery of Stock. In consideration of, and in exchange for the foregoing transfer, assignment and conveyance, and subject to compliance by PRA with its warranties and undertakings contained herein. Tercero shall issue to PRA one certificate representing 19,200,000 restricted shares of Tercero's par value $.001 common stock registered in the name of Press Realty Advisors, L.L.C. This certificate will be issued by Tercero with the understanding that the underlying shares will be reconveyed to the six
(6) stockholders of PRA pro rata to their respective equity interests therein. These Tercero shares, when issued, will not have been registered under the Securities Act of 1933 or the Blue Sky laws of any State, but will be issued in reliance on the exemption from registration provided by (S) 4(2) of the Securities Act of 1933 and the exemptions provided by all applicable State Blue Sky laws for transactions by an issuer not involving any public

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offering. When issued, these shares will be deemed "restricted securities" as that phrase is defined by Paragraph (a)(3) of Rule 144 promulgated by the Securities Commission (17 C.F.R. (S) 230.144). Each certificate representing the shares of Tercero issued to PRA and thereafter, to PRA's stockholders, shall bear a standard form investment legend stating that the shares are not registered under the Securities Act of 1933 and cannot be sold, hypothecated, or transferred without registration or under an appropriate exemption from registration. Tercero has not represented, directly or indirectly, that it will take any measures to make any exemption from registration required to permit distribution of the Tercero shares available PRA or any of its stockholders.

                                  ARTICLE II

                     Representations and Warranties of PRA

PRA represents and warrants to Tercero as follows:

         2.1 Organization and Good Standing. PRA is a Limited Liability Company duly organized, validly existing and in good standing under the laws of the State of Utah and has the corporate power to carry on its business as it is now being conducted. Copies of PRA's Articles of Incorporation, both as presently in effect, which have been delivered to Tercero, are complete and correct.

         2.2 Capitalization. PRA's authorized capital stock consists of 50,000,000 shares of common stock having $.001 par value per share, of which 19,200,000 shares are held by six (6) persons. No pre-emptive rights are conferred by the class of stock, and there are no outstanding warrants, calls, commitments, convertible securities or demands constituting valid claims to any other or additional shares of PRA.

         2.3 Authority. PRA has the corporate power to enter into this Agreement and carry out the transactions contemplated hereby. The execution, delivery, and performance of the Agreement by PRA will have been duly and validly authorized and adopted by PRA's Board of Directors, this

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Agreement and the consummation of the Plan of Exchange will have been duly and validly authorized and approved by all necessary corporate action on the part of PRA, and this Agreement will be legally binding, and enforceable against PRA in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor's rights generally from time to time in effect and subject to principles of equity which may affect the availability of remedies with respect thereto. To the best knowledge of PRA, the entering into this Agreement by PRA does not, and the consummation by PRA of the Transactions contemplated by this Agreement will not violate the provisions of
(i) any applicable laws of the United States or any other state or jurisdiction in which PRA does business; (ii) PRA's Certificate of Incorporation or By-Laws; or (iii) any judgment or decree applicable to PRA subject to the obtaining of PRA of the permits, approvals, consents, authorizations and modifications referred to in Section 6.3 hereof, no default or breach will occur in any material respect by virtue of the Plan of Exchange under any material contract, agreement, mortgage, indenture or other instrument, which PRA is a part or by which it is bound, and no material right of PRA under any such existing contract, agreement, mortgage, indenture or other instrument will be extinguished by virtue of the Agreement.

         2.4 Rights, Titles and Interests. The assets and other interests to be acquired by Tercero represent 100% of all the assets and business of PRA. PRA will not withhold or withdraw any of the same without the written approval of Tercero.

         2.5 Financial Statements. PRA's financial report attached hereto as Exhibit A and incorporated herein by reference are true and correct in all material particulars.

         2.6 Absence of Certain Changes of Events. Except as disclosed by Tercero in writing, there has not been:

               A. Any material adverse change in the assets or the business prospects or conditions, financial or otherwise of PRA; nor to the knowledge of PRA has any event or condition occurred which may result in such change;

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               B.   Any sale or transfer by PRA of any material, tangible asset, or any mortgage, pledge, lease or lien, change or encumbrance on any assets, other than in the ordinary course of business.

         2.7 Litigation. Except as disclosed to Tercero, there are no judicial or administrative actions, suits, proceeding or investigations pending, or, to the best knowledge and belief of PRA threatened against which might result in any material adverse change in the condition (financial or other), properties, assets, business, operations or prospects of PRA or in any material liability on the part of PRA or which question the validity of this Agreement or of any action taken or to be taken in connection herewith. There are no citations, fines or penalties heretofore asserted against PRA under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.

         2.8 Disclosing of Material Information. Neither this Agreement nor any exhibits hereto contains any untrue statement or material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of PRA. There is no fact known to PRA which materially adversely affects the business, condition (financial or otherwise) or prospects of PRA which has not been set further herein or disclosed to Tercero.

         2.9 Liabilities. There are no material liabilities of PRA, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of PRA, its agents or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements. There are no such liabilities of PRA which have arisen or relate to any transaction of PRA, its agents or servants, occurring since that statement date, other than normal liabilities incurred in the normal conduct of the business of PRA, and none of which have a material adverse effect on the business or financial condition of PRA. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of PRA, except as disclosed in the

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Disclosure Statement.

         2.10 Taxes. PRA owes no State or Federal taxes of any type or sort except accrued corporate franchise taxes which are not yet due, and there are no unpaid taxes which are, or could become a lien on the properties and assets of PRA.

         2.11 Accuracy of All Statements Made by PRA. No representation or warranty by PRA in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of PRA pursuant to this Agreement, nor any document or certificate delivered to Tercero pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

                                  ARTICLE III

                   Representations and Warranties of Tercero

Tercero represents and warrants to PRA as follows:

         3.1 Organization and Good Standing of Tercero. Tercero is a corporation duly organized, existing and of good standing under the laws of the State of Nevada with full corporate power to carry on its business as it is now being conducted. Tercero has qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character and location of any properties owned or leased by it, or the nature of the business previously transacted by it, makes such qualification necessary. Copies of Tercero's Articles of Incorporation, as amended, and By-Laws, both as presently in effect, are complete and correct.

         3.2 Capitalization. Tercero's authorized capital stock consists of 50,000,000 shares of common stock, par value of $.001, of which 24,000,000 shares, are issued and outstanding, fully paid and non-assessable. There are no outstanding warrants to purchase Tercero common stock. No preemptive rights are conferred by the class of stock, and there are no outstanding calls, commitments, convertible securities or demands, other than those listed above, of any character relating to the capital

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stock of Tercero, whether issued or unissued. Investment shares of Tercero common stock to be issued in connection with this Agreement, when so issued will be duly authorized, validly issued, fully paid, and non-assessable. Prior to the close, 19,200,000 of the outstanding common shares of Tercero will be surrendered to the corporation and canceled, thus reducing to 4,800,000 the number of Tercero common shares outstanding. The issuance of 19,200,000 restricted common shares of Tercero in accordance with this Agreement shall raise the total shares outstanding to 24,000,000 common shares.

         3.3 Authority. Trecero has the corporate power to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Tercero has been duly and validly authorized and approved by Tercero's Board of Directors. Otherwise, the entering into this Agreement by Tercero does not, and the consummation by PRA and Tercero of the transactions contemplated hereby, will not violate the provisions of (i) any applicable laws of the State of Nevada, or any other jurisdiction in which Tercero does business; (ii) Tercero's Articles of Incorporation; as amended, or its By-Laws; or (iii) any judgement or decree applicable to subject to the obtaining of Tercero approvals, consents, authorizations and modifications referred to in Section 6.3 hereof, no default or breach will occur in any material respect by virtue of this Agreement under any material contract, mortgage, agreement, indenture or other instrument applicable to Tercero and no rights of Tercero under any existing contract, agreement, mortgage, indenture or other instrument will be extinguished by virtue of the Agreement.

         3.4 Financial Statements. Audited financial statements for Tercero as of a date no later than December 31, 1998 are presently being prepared. Tercero has represented, however, that it does not have any substantial assets or liabilities which would materially affect its status as an inactive business corporation except accrued attorneys' fees in the approximate amount of $50,000. Within ninety days, Tercero will present audited financial statements as of December 31, 1998, and

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unaudited stub period reports as at the end of each calendar quarter thereafter which shall, when presented, have been prepared in accordance with generally accepted accounting principles consistently followed through the periods covered by such statements, and present fairly, in accordance with generally accepted accounting principles, the financial condition of Tercero and the results of its operations for the periods covered thereby. There have not been any material change in the financial condition, properties, assets, liabilities, business or operations of Tercero sufficient to effect any changes in the representations regarding Tercero's financial status which is set forth in this paragraph.

         3.5 Absence of Certain Changes or Events. Since the date of Tercero's last financial report there have not been:

               A. Any material adverse change in the assets of Tercero. Tercero has conducted no active business operations since the date of its last financial report nor, to the knowledge of Tercero, has any event or condition occurred which may result in a material change thereof.

               B. Until the date of Closing, Tercero will conduct no active business operations.

         3.6 Litigation. There are no judicial or administrative actions, suits of a material nature, proceedings or investigations pending, or threatened against Tercero which might result in any material adverse change in the condition or prospects of Tercero or in any material liability on the part of Tercero or which question the validity of the Agreement of any action taken or to be taken in connections herewith. There are no citations, fines or penalties heretofore asserted against Tercero under any federal, state or local law relating to air or water pollution, or other environmental protection matters, or relating to occupational health or safety.

         3.7 Disclosing of Material Information. Neither this Agreement nor any exhibit hereto contains any untrue statement of material fact, or admits to state a material fact necessary to make the statement herein or therein not misleading, relating to the business or affairs of to the best knowledge and belief of its sole remaining officer and director.

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         3.8   Liabilities. There are no material liabilities of Tercero, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of Tercero, its agent or servants occurring prior to the statement date, which are not disclosed by or reflected in said financial statements. There are no such liabilities of Tercero which have arisen or relate to any transaction of Tercero, its agents or servants, occurring since that statement date, and none of which have a material adverse effect on the business or financial condition of Tercero. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to and claims against or liabilities of Tercero.

         3.9 Taxes. All federal, province, county and local income, ad valorem, excise, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by Tercero, and there are no unpaid taxes which are, or could become a lien on the properties and assets of Tercero, except as provided for in the financial statements of their date, or have been incurred in the normal course of business of Tercero since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

         3.10 Accuracy of All Statements Made by Tercero. No representation or warranty by Tercero in this Agreement, nor any statement certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Tercero pursuant to this Agreement, nor any document or certificate delivered to PRA pursuant to this Agreement or in connection with actions contemplated hereby contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

                                  ARTICLE IV

                               Covenants of PRA

PRA Covenants with Tercero as follows:

         4.1 Negative Covenants. From the date of this Agreement, and PRIOR to closing, PRA

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will not, without the prior written consent of Tercero engage in any of the following transactions.

               A. Conduct any active business operations except those necessary to maintain its property and any intangible assets;

               B. Pay any dividend or make any distribution in respect to this capital stock;

               C. Sell any of its assets, other than in the ordinary course of business;

               D.   Amend its Certificate of Incorporation or its By-Laws;

               E. Recapitalize, reorganize or be a party to any merger or consolidation or sale of all or substantially all of its assets; or

               F. Make any loans or grant increases in compensation to its officers or employees.

         4.2 Affirmative Covenants. Prior to the Closing Date, PRA will do or has done the following:

               A. Obtain the written consent of all the members of PRA's Board of Directors and the written consent of its six (6) stockholders to its entry into and performance of this Agreement;

               B. PRA will use its best efforts to preserve its business organization intact, and retain the services of its officers and employees;

               C. PRA will afford to the officers, attorneys, accountants and other authorized representatives of Tercero full and free access to its properties, books, tax returns and records, in order that Tercero may have a full opportunity to make such investigations as Tercero desires of the affairs of PRA;

               D. PRA will promptly advise Tercero in writing of any materially adverse change in the financial condition, business, or operations, any breach of its representatives or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this Agreement, should have been included in this Agreement; and

               E. PRA will use its best efforts to accomplish all actions necessary to consummate

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the Plan of Exchange, including the satisfaction of all the conditions set forth in this Agreement.

                                   ARTICLE V

                             Covenants of Tercero

Tercero covenants with PRA as follows:

         5.1 Negative Covenants. Tercero will not, without prior written consent of PRA:

               A. Declare any dividends payable in shares of Tercero common stock;

               B. Split or combine or reclassify the outstanding shares of Tercero common stock; or

               C.   Issue any additional common shares.

         5.2 Affirmative Covenants. Prior to Closing date, Tercero will do the following:

               A. Tercero will immediately cause 19,200,000 of its 24,000,000 outstanding common shares to be returned to the corporation and canceled, reducing to 4,800,000 the number of its common shares outstanding. Promptly after the Closing, Tercero will issue and deliver the 19,200,000 shares of Tercero common stock required by this agreement, and will take all other actions necessary to perform Tercero's obligations hereunder;

               B. Tercero will promptly advise PRA in writing of any materially adverse changes in the financial condition, business, operations, or key personnel of Tercero, any breach of its representatives or warranties contained herein, and any material contract, agreement, license or other arrangement which, if in effect on the date of this Agreement, should have been included in the Agreement;

               C. Tercero will afford to the officers, attorneys, accountants and other authorized representatives of PRA full and free access to its properties, books, tax returns and records, in order that PRA may have a full opportunity to make such investigations as PRA desires of the affairs of Tercero.

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                                  ARTICLE VI

                               Mutual Conditions

         Neither PRA nor Tercero will be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met PRIOR to or at the Closing:

         6.1 Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement, or the transactions contemplated herein shall have been entered by any court of or administrative body, and no proceeding to obtain any such order shall have been commenced or shall be threatened.

         6.2 Absence of Termination. The obligations to consummate the transactions contemplated hereby shall not have been canceled pursuant to
Section 9.1.

         6.3 Required Approvals. PRA and Tercero shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by PRA and Tercero of their respective obligations under this Agreement, and the consummation of the transaction herein contemplated.

                                  ARTICLE VII

                        Conditions to PRA's Obligations

         PRA shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met PRIOR to or at the Closing:

         7.1 Compliance with Representations, Warranties and Covenants. All of the representations and warranties of Tercero made in or pursuant to this Agreement are true and shall be true in all material respects at and as of the Closing date, with the same force and effect for changes contemplated or permitted by the Agreement or otherwise approved in writing by PRA. Tercero shall have complied with and performed all of the covenants contained in this Agreement to be performed

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by them at or prior to the Closing Date.

                                 ARTICLE VIII

                     Conditions to Obligations of Tercero

         Tercero shall not be obligated to complete or cause to be completed the transactions contemplated by this Agreement unless the following conditions have been met PRIOR to or at the Closing:

         8.1 Representations, Warranties and Covenants. All of the representations and warranties of PRA contained in this Agreement and in its Business Plan provided Tercero are true and shall be true in all material respects at and as of the Closing Date.

                                  ARTICLE IX

                                 Miscellaneous

         9.1 Termination. This Agreement may be terminated or canceled, and the transactions contemplated hereby may be abandoned, notwithstanding stockholder authorization, at any time before consummation of the Agreement:

               A. By mutual consent of the Board of Directors of PRA and Tercero;

               B. By any party in the event that any of the conditions specified in Article VI shall not have been satisfied within the time contemplated by this Agreement;

               C. By Tercero if any of the conditions specified in Article VIII shall not have been satisfied within the time contemplated by this Agreement; or

               D. By PRA if any of the conditions specified in Article VII shall not have been satisfied within the time contemplated by this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated, this Agreement, except as to Sections 9.3 and 9.4, shall no longer be of any force or effect and there shall be no liability on the part of any part of any party or its respective directors, officers or stockholders provided, however, that in the case of a termination without cause by a party or a termination pursuant to
Section 9.1 (c) or (d)

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                                       14
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public officials and of corporate officers, opinions of corporate general counsel, and such other evidence as such counsel may reasonably deem appropriate, and as to matters governed by laws of jurisdictions other than the United States or the state in which said counsel is located, an opinion of local counsel in jurisdictions, which counsel shall be satisfactory to the other parties in the exercise of their reasonable judgement.

         9.8 Notices. Any notice to any party hereto pursuant to this Agreement shall be given by Certified or Registered mail, addressed as follows:

                              Tercero Corporation
                              836 S. Arroyo Parkway
                              Pasadena, CA 91105

                              Press Realty Advisors, L.L.C.
                              1939 South 300 West, Suite 103
                              Salt Lake City, UT 84115

         9.9 Amendment. This Agreement may be amended with the approval of the Board of Directors of PRA and Tercero at any time before or after approval thereof by the stockholders of PRA and Tercero, but after any such stockholder approval, no amendment shall be made which substantially and adversely changes the terms hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.10  Entire Agreement; Counterparts; Applicable Law. This Agreement
(a) constitutes the entire agreement and superseded all PRIOR agreements and understanding, both written and oral among the parties with respect to the subject matter hereof, (b) may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute one and the same instrument, and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada.

         9.11 Titles. The titles and capitals of the Sections and paragraphs of this Agreement are included for convenience of reference any and shall have no effect on the constructions or meaning o this Agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      TERCERO CORPORATION



                                      By: /s/ Loren Gene Morphen
                                         ---------------------------------------
                                         Loren Gene Morphew, President and sole
                                          Director

                                      PRESS REALTY ADVISORS, L.L.C.


                                      By: /s/ David Murdock
                                         ---------------------------------------
                                         David Murdock, President

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